As filed with the Securities and Exchange Commission on March 13, 2020

Registration No. 333-229723

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT NO. 333-229723

UNDER

THE SECURITIES ACT OF 1933

AK STEEL HOLDING CORPORATION	AK STEEL CORPORATION
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

31-1401455	31-1267098
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

9227 Centre Pointe Drive West Chester, Ohio 45069 (513) 425-5000	9227 Centre Pointe Drive West Chester, Ohio 45069 (513) 425-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James D. Graham

Vice President, General Counsel and Corporate Secretary

AK Steel Holding Corporation

9227 Centre Pointe Drive

West Chester, Ohio 45069

(513) 425-5000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

James P. Dougherty, Esq.

Benjamin L. Stulberg, Esq.

Michael J. Solecki, Esq.

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-229723) (the “Registration Statement”) is being filed by AK Steel Holding Corporation (“AK Holding”), AK Steel Corporation (“AK Steel”), AK Tube LLC (“AK Tube”), AK Steel Properties (“AK Properties”) and Mountain State Carbon, LLC (“MSC” and, together with AK Holding, AK Steel, AK Tube and AK Properties, the “Registrants”), to withdraw and remove from registration any and all securities of the Registrants that remain unissued and/or unsold under the Registration Statement.

On March 13, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 2, 2019, by and among AK Holding, Cleveland-Cliffs Inc., an Ohio corporation (“Cliffs”), and Pepper Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cliffs (“Merger Sub”), Merger Sub was merged with and into AK Holding (the “Merger”), with AK Holding surviving the Merger as a direct, wholly owned subsidiary of Cliffs.

As a result of the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Registrants have terminated all offerings of their respective securities pursuant to the Registration Statement. In accordance with the undertaking made by each of the Registrants in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered but that remain unsold at the termination of the offering, the Registrants hereby terminate the effectiveness of the Registration Statement and remove and withdraw from registration any and all securities of the Registrants registered pursuant to the Registration Statement that remain unissued and/or unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the undersigned Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on March 13, 2020.

AK Steel Holding Corporation

By:	/s/ James D. Graham
	Name:	James D. Graham
	Title:	Vice President, General Counsel and Corporate Secretary

AK Steel Corporation

By:	/s/ James D. Graham
	Name:	James D. Graham
	Title:	Vice President, General Counsel and Corporate Secretary

AK Tube LLC

By:	/s/ James D. Graham
	Name:	James D. Graham
	Title:	Secretary

AK Steel Properties, Inc.

By:	/s/ James D. Graham
	Name:	James D. Graham
	Title:	Secretary

Mountain State Carbon, LLC

By:	/s/ James D. Graham
	Name:	James D. Graham
	Title:	Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.